Exhibit 99.1

Houston Wire & Cable Company Adopts Stockholder Rights Plan

HOUSTON, TX – May 18, 2009 – Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced that its board of directors has adopted a stockholder rights plan (the “Rights Plan”) to protect the Company and its stockholders from unsolicited attempts or inequitable offers to acquire the Company.  The Rights Plan has no immediate dilutive effect and does not affect the board’s ability to accept a fair offer to acquire the Company in a negotiated transaction.

To implement the Rights Plan, the Company has declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock.  Each Right will entitle the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock at a purchase price of $40.00, subject to adjustment.  The distribution will be made on or after May 28, 2009 to stockholders of record as of the close of business on that date and is not taxable to stockholders.

The Rights are designed to enable all Company stockholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company.  The Company’s board of directors believes the value of the Company is not reflected in the current market price of the Company’s stock, which may make the Company vulnerable to abusive takeover tactics.  The Rights Plan was not adopted in response to any known offers to acquire the Company and is similar to rights agreements adopted by many other companies.  The board will submit the Rights Plan for ratification by the Company’s stockholders at the next annual meeting.

The Rights will not be exercisable unless a person or group (“acquirer”) becomes, or commences a tender offer to become, the beneficial owner of 20% or more of the Company’s outstanding common stock (including derivative positions that provide the economic equivalent of stock ownership), subject to certain exceptions.  If an acquirer acquires 20% or more of the Company’s outstanding common stock, each Right would entitle the holder, other than the acquirer, the opportunity to purchase, for $40.00, common stock of the Company or, under certain circumstances, the acquirer having a market value of twice the purchase price.  The Rights are not transferable unless they have become exercisable.  Once exercisable, the Rights may be sold by stockholders (other than the acquirer).

The Company’s board of directors may redeem the rights for $0.001 per right at any time prior to the time the Rights become exercisable.  Unless the Rights have previously been redeemed, exchanged or terminated, they will expire on May 18, 2012.

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market.  Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable. HWCC’s comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in the MD&A Section of the Company’s Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on March 16, 2009.  This document and other SEC filings are available under the Investor Relations section of the company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

Hope M. Novosad, Investor Relations Coordinator
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com